UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 20, 2008

AMYLIN PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-19700 (Commission File Number)	33-0266089 (I.R.S. Employer Identification No.)

9360 Towne Centre Drive

San Diego, California 92121

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:  (858) 552-2200

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01.  Entry into a Material Definitive Agreement.

On October 20, 2008, Amylin Pharmaceuticals, Inc. and Eli Lilly and Company entered into an Exenatide Once Weekly Supply Agreement, or the supply agreement, pursuant to which Amylin will supply commercial quantities of fixed-dose injection of exenatide administered once weekly, or the product, for sale within the United States if the product is approved by the U.S. Food and Drug Administration.  In addition, if Lilly receives approval to market the product in jurisdictions outside the United States, Amylin will be required to manufacture the product intended for commercial sale by Lilly in those jurisdictions.

Under the terms of the supply agreement, Lilly will make a cash payment of $125 million to Amylin within five days of the effective date of the supply agreement which represents a negotiated estimate of Amylin’s cost of carrying Lilly’s share of the capital investment made in Amylin’s manufacturing facility in Ohio.  In addition to the $125 million cash payment, Lilly will reimburse Amylin for its share of the more than $500 million capital investment in the facility through the cost of goods sold for exenatide once weekly.  The supply agreement became effective on October 20, 2008 and will expire at such time as the collaboration agreement between the parties expires.  In addition, Amylin and Lilly have normal and customary termination rights, including termination for material breach or upon various financial events.  The supply agreement can also be terminated by mutual agreement of the parties or by either party upon termination of the collaboration agreement prior to its expiration.

On October 20, 2008, Amylin and Lilly entered into a loan agreement pursuant to which Lilly will make available to Amylin a $165 million unsecured line of credit that Amylin can draw upon from time to time beginning on December 1, 2009 and ending on June 30, 2011.  Any interest due under the credit facility will be at the five-day average three-month LIBOR rate immediately prior to the date of the advance plus 5.25% and will be due and payable quarterly in arrears on the first business day of each quarter.  All outstanding principal, together with all accrued and unpaid interest will be due and payable upon the earlier to occur of 36 months following the date on which the loan commitment is fully advanced or June 30, 2014.  It is intended that the proceeds of any amounts drawn on the credit facility will be used for general corporate purposes.  The loan agreement contains customary covenants and events of default that permit Lilly to accelerate Amylin’s outstanding obligations if not cured within applicable grace periods, including nonpayment of principal, interest or other sums due to Lilly, inaccuracy of representations and warranties, and default under other indebtedness.  The loan agreement also provides for automatic acceleration upon the occurrence of bankruptcy and other insolvency events.

Amylin and Lilly are parties to a number of other agreements that have been entered into in connection with their development and commercialization of exenatide.

The above description of the supply agreement and the loan agreement is a summary and is qualified in its entirety by the terms of the agreements, which will be filed with Amylin’s annual report on Form 10-K for the year ended December 31, 2008.

Section 2 – Financial Information

Item 2.02.  Results of Operations and Financial Condition.

On October 21, 2008, Amylin Pharmaceuticals, Inc. issued a press release announcing its financial results for the quarter ended September 30, 2008.  A copy of this press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in the third paragraph under Item 1.01 above is hereby incorporated by reference into this Item 2.03.  The Company will become obligated under the loan agreement upon receipt of any funds.  It is intended that any borrowing under the credit facility will be used for general corporate purposes.

Section 9 – Financial Statements and Exhibits

Item 9.01.  Financial Statements and Exhibits.

(d)                                  Exhibits.

Number	Description

99.1	Press release issued by Amylin on October 21, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYLIN PHARMACEUTICALS, INC.

Dated:	October 21, 2008	By:	/s/ Lloyd A. Rowland
Lloyd A. Rowland
Vice President, Governance and Compliance,
and Secretary

EXHIBIT INDEX

Number	Description

99.1	Press release issued by Amylin on October 21, 2008.